Exhibit 4.1d

FOURTH AMENDMENT TO RIGHTS AGREEMENT

This Fourth Amendment to Rights Agreement (the “Amendment”), dated as of June 2, 2001, is entered into by and between Katy Industries, Inc., a Delaware corporation (the “Company”), and La Salle Bank National Association (f/k/a La Salle National Bank), a national banking association, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of January 13, 1995, as amended (the “Agreement”);

WHEREAS, the Company wishes to amend the Agreement; and

WHEREAS, Section 26 of the Agreement provides, among other things, that prior to the Distribution Date the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing shares of Company Common Stock.

NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

1. Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

2. Section 1 of the Agreement is hereby amended by:

a. replacing the existing Section 1(m) with the following:

“(m) “KKTY Group” shall mean KKTY Holding Company, L.L.C., a Delaware limited liability company, and all Affiliates and all Associates of KKTY Holding Company, L.L.C.”

b. replacing the existing Section 1(o) with the following:

“(o) “Permitted Event” shall mean the execution, delivery and performance under, or consummation of any one or more transactions contemplated by, the Purchase Agreement, including, without limitation, the issuance of Company Common Stock upon conversion of the preferred stock issued pursuant to the Purchase Agreement, entry into the Voting Agreement (as defined in the Purchase Agreement), and entry into any other voting agreement with any stockholder of the Company in connection with the Recapitalization.”

c. replacing the existing Section 1(q) with the following:

“(q) “Purchase Agreement” shall mean the Preferred Stock Purchase and Recapitalization Agreement, dated as of June 2, 2001, as the same may be amended from time to time, by and among KKTY Holding Company, L.L.C. and the Company.”

d. replacing the existing Section 1(s) with the following:

“(s) “Recapitalization” shall mean the purchase by KKTY Holding Company, L.L.C. of newly issued preferred stock of the Company and the issuance of Company Common Stock upon conversion of the preferred stock, pursuant to the Purchase Agreement.”

3. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

4. Except as expressly amended hereby, all of the terms and provisions of the Agreement shall continue and remain in full force and effect, and each party confirms, ratifies and approves each and every of its obligations under the Agreement, as amended by this Amendment.

5. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such state.

6. This Amendment may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed, shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

7. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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The undersigned, being a duly elected, qualified and acting officer of the Company, hereby certifies to the Rights Agent that the foregoing Amendment is in compliance with the terms of Section 26 of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of June __, 2001.

/s/ Robert M. Baratta
Robert M. Baratta
President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

KATY INDUSTRIES, INC.

By: /s/ Robert M. Baratta
Name: Robert M. Baratta
Title: President and Chief Executive Officer

LA SALLE BANK NATIONAL ASSOCIATION, as Rights Agent

By: /s/ Mark F. Rimkus
Name: Mark F. Rimkus
Title: Assistant Vice President